Exhibit 10.4

NEWMONT
SECTION 16 OFFICER AND SENIOR EXECUTIVE ANNUAL INCENTIVE
COMPENSATION PROGRAM

(Effective January 1, 2017)

NEWMONT
SECTION 16 OFFICER AND SENIOR EXECUTIVE ANNUAL INCENTIVE
COMPENSATION PROGRAM

(Effective January 1, 2017)

PURPOSE

This Section 16 Officer and Senior Executive Annual Incentive Compensation Program include the Corporate Compensation Bonus.  This program is a restatement of the Section 16 Officer and Senior Executive Annual Incentive Compensation Program effective on January 1, 2016.  The purpose of the Corporate Performance Bonus program is to provide to those employees of Newmont Mining and its' Affiliated Entities that participate in this program a more direct interest in the success of the operations of Newmont Mining.  Employees of Newmont Mining and participating Affiliated Entities will be rewarded in accordance with the terms and conditions described below.

This program is intended to be a program described in Department of Labor Regulation Sections 2510.3‑1(b) and 2510.3-2(c) and shall not be considered a plan subject to the Employee Retirement Income Security Act of 1974, as amended.

SECTION I-DEFINITIONS

1.1       “Affiliated Entity(ies)”  means any corporation or other entity, now or hereafter formed, that is or shall become affiliated with Newmont Mining Corporation (“Newmont Mining”), either directly or indirectly, through stock ownership or control, and which is (a) included in the controlled group of corporations (within the meaning of Code Section 1563(a) without regard to Code Section 1563(a)(4) and Code Section 1563(e)(3)(C)) in which Newmont Mining is also included and (b) included in the group of entities (whether or not incorporated) under common control (within the meaning of Code Section 414(c)) in which Newmont Mining is also included.

1.2       “Board”  means the Board of Directors of Newmont Mining or its delegate.

1.3       “Bonus Eligible Earnings”  means the total base salary and regular earnings (collectively, “regular earnings”) of the Employee during the calendar year.  If an Employee is absent from work because of a work‑related injury, the Employee’s “Bonus Eligible Earnings” will be determined by his actual gross base earnings during the calendar year.  In the case of a Terminated Eligible Employee who is Disabled, “Bonus Eligible Earnings” will be determined by his actual gross base earnings, including short‑term disability pay received during the calendar year, but excluding pay from any other source.  If an Employee dies during the calendar year, the “Bonus Eligible Earnings” for such Terminated Eligible Employee will be determined by his actual gross base earnings.  If an Employee is on active military duty during a calendar year, the “Bonus Eligible Earnings” will be determined by his actual gross base earnings during the calendar year, exclusive of any government military pay.  If an Employee does not receive a W‑2, his “Bonus Eligible Earnings” shall be determined on the basis of his actual gross base earnings for the calendar year, or portion thereof, as shown on the payroll records of Newmont Mining or the Participating Employer.  In all cases, an Employee’s “Bonus Eligible Earnings” shall be computed before reduction for pre‑tax contributions to an employee benefit plan of Newmont Mining pursuant to Section 401(k) or Section 125 of the Code.  In the event of a Change of Control, the Bonus Eligible Earnings of each eligible Employee shall be equal to such Employee’s base salary, on an annualized basis, as of the date immediately preceding the Change of Control and, in the case of a Terminated Eligible Employee, such Employee’s base salary for the calendar year through the date of termination of employment.

1.4       “Change of Control” means the occurrence of any of the following events:

(i)       The acquisition in one or a series of transactions by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d‑3 promulgated under the Exchange Act) of 20% or more of either (x) the then outstanding shares of common stock of Newmont Mining (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then outstanding voting securities of Newmont Mining entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control:  (A) any acquisition directly from Newmont Mining other than an acquisition by virtue of the exercise of a conversion privilege, unless the security being so converted was itself acquired directly from Newmont Mining, (B) any acquisition by Newmont Mining, (C) any acquisition by any employee benefits plan (or related trust) sponsored or maintained by Newmont Mining or any corporation controlled by Newmont Mining or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of paragraph (iii) below; or

(ii)       Individuals who, as of the Effective Date, constitute the Board of Directors of Newmont Mining (“Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of Newmont Mining; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by Newmont Mining’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of Newmont Mining; or

(iii)       Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Newmont Mining or an acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns Newmont Mining or all or substantially all of Newmont Mining’s assets either directly or through one or more subsidiaries (a “Parent Company”)) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no person or entity (excluding Newmont Mining, any entity resulting from such Business Combination, any employee benefit plan (or related trust) of Newmont Mining or its Affiliate or any entity resulting from such Business Combination or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (A) above is satisfied in connection with the applicable Business Combination, such Parent Company) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock (or, for a non-corporate entity, equivalent securities of the entity) resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body) of the entity, unless such ownership resulted solely from ownership of securities of Newmont Mining, prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination (or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (A) above is satisfied in connection with the applicable Business Combination, of the Parent Company) were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors of Newmont Mining, providing for such Business Combination; or

(iv)      Approval by the stockholders of Newmont Mining of a complete liquidation or dissolution of Newmont Mining.

1.5       “Code”  means the Internal Revenue Code of 1986, as amended from time to time.

1.6       “Leadership Development and Compensation Committee”  means the Leadership Development and Compensation Committee of the Board of Directors of Newmont Mining.

1.7       “Corporate Performance Bonus”  means the bonus payable to an Employee pursuant to Section III.

1.8       “Disability”  means a condition such that the salaried Employee has terminated employment with Newmont Mining or Affiliated Entities with a disability and has begun receiving benefits from the Long Term Disability Plan of Newmont Mining (or Affiliated Entity) or a successor plan.

1.9       “EBITDA” means annual approved AICP adjusted attributable EBITDA for the Performance Period, as adjusted for gold price, copper price, fuel and exchange rates, one-time accounting adjustments or other items as approved by the Board, compared to actual adjusted attributable EBITDA.

1.10      “Economic Performance Driver” means EBITDA, Project Cost and Execution, Reserve and Resource Additions, Safety, Sustainability and Total Cash Sustaining Costs.

1.11      “Employee”  means an employee of Newmont Mining or an Affiliated Entity who satisfies the conditions for this program and who is not (a) an individual who performs services for Newmont Mining or an Affiliated Entity under an agreement, contract or arrangement (which may be written or oral) between the employer and the individual or with any other organization that provides the services of the individual to the Employer pursuant to which the individual is initially classified or treated as an independent contractor or whose remuneration for services has not been treated initially as subject to the withholding of federal income tax pursuant to Code § 3401, or who is otherwise treated as an employee of an entity other than Newmont Mining or an Affiliated Entity, irrespective of whether he or she is treated as an employee of Newmont Mining or an Affiliated Entity under common‑law employment principles or pursuant to the provisions of Code § 414(m), 414(n) or 414(o), even if the individual is subsequently reclassified as a common‑law employee as a result of a final decree of a court of competent jurisdiction, the settlement of an administrative or judicial proceeding or a determination by the Internal Revenue Service, the Department of the Treasury or the Department of Labor, (b) an individual who is a leased employee, (c) a temporary employee, or (d) an individual covered by a collective bargaining agreement unless otherwise provided for in such agreement.

1.12      “Newmont Mining” or “Newmont” means Newmont Mining Corporation.

1.13      “Participating Employer”  means Newmont Mining and any Affiliated Entity.

1.14      “Pay Grade”  means those jobs sharing a common salary range, as designated by the Board or its delegate.

1.15      “Project Cost and Execution”  means Newmont Mining’s performance against project cost, schedule and project decision milestones as determined by the Board and adjusted from time to time as approved by the Board.

1.16      “Reserve and Resource Additions” means annual gold reserve and resource additions measured against target annual reserve and resource additions, and as adjusted from time to time as approved by the Board.

1.17      “Retirement” means Normal Retirement or Early Retirement both as defined in the Pension Plan of Newmont Mining (or any successor plan), regardless of the relevant Employee’s participation in the Pension Plan of Newmont Mining (or any successor plan).  Retirement under the Pension Plan of Newmont Mining is more specifically described as:

If a participant under:	You qualify if:
Final Average Pay	- You are age 55 and have 10 years of service - You are age 62
Stable Value Plan	- Age 65

1.18      “Safety” means leading and lagging safety metrics measured against target annual leading and lagging safety metrics, as adjusted from time to time as approved by the Board.

1.19      “Sustainability” means selected leading and lagging sustainability metrics measured against target selected annual leading and lagging sustainability metrics, as adjusted from time to time as approved by the Board.

1.20      “Section 16 Officer” means an officer as defined in Section 16(b) of the Securities Exchange Act of 1934.

1.21      “Terminated Eligible Employee” means an eligible Employee employed in a position located in Colorado or any Employee in an Executive grade level position who terminates employment with Newmont Mining and/or a Participating Employer during the calendar year on account of death, Retirement, Disability or involuntary termination entitling the Employee to benefits under the Executive Severance Plan of Newmont.  However, if an eligible Employee is terminated between January 1 and March 31 of any calendar year, and entitled to benefits under the Executive Severance Plan of Newmont, Employee shall not qualify for any bonus under this program for the period of January 1 to March 31 for the calendar year of the termination.

1.22      “Total Cash Sustaining Costs” means cash sustaining costs on a consolidated basis and measured on a per gold equivalent ounce basis, as adjusted for gold price, copper price, fuel and exchange rates, one-time accounting adjustments or other items as approved by the Board, and subject to metric adjustments provided with the performance targets as approved by the Leadership Development and Compensation Committee of the Board of Directors.

SECTION II-ELIGIBILITY

All Employees of a Participating Employer who participate in the Senior Executive Compensation Program of Newmont and Section 16 Officer grade E5 not participating in the Senior Executive Compensation Program of Newmont are potentially eligible to receive a bonus payment under the corporate performance bonus program, provided (i) they are on the payroll of a Participating Employer as of the last day of the calendar year, and on the payroll of a Participating Employer at the time of payment, or (ii) they are a Terminated Eligible Employee with respect to such calendar year.

SECTION III-CORPORATE PERFORMANCE BONUS

3.1       Eligibility for Corporate Performance Bonus.  For the calendar year, the Corporate Performance Bonus will be determined pursuant to this section for each eligible Employee. For the calendar year, the performance bonus for each eligible Employee who is not assigned to the corporate office or at a non‑site location will have certain regional performance factors weighted into the Corporate Performance Bonus as stated in Appendix B. Each operating site shall develop its own critical performance indicators for this purpose.

3.2       Target Amounts for Economic Performance Drivers.  The Leadership Development and Compensation Committee shall establish both the targets and the minimum and maximum amounts for each Economic Performance Driver on an annual basis.

3.3       Actual Performance for Economic Performance Drivers.  As soon as possible after the end of each calendar year, the Leadership Development and Compensation Committee shall certify the extent to which actual performance met the target amounts for each Economic Performance Driver, following a report from the Internal Audit department.

3.4       Aggregate Payout Percentage.  An aggregate payout factor (the “Aggregate Payout Percentage”) will be calculated based upon the funding schedule as approved by the Leadership Development and Compensation Committee.

(a)       Calculating the Performance Percentage for each Economic Performance Driver.  For each Economic Performance Driver, actual performance will be compared to the target, minimum and maximum amounts to arrive at a performance percentage (“Performance Percentage”).

(b)       Calculating the Payout Percentage for each Economic Performance Driver.  The payout percentage for each Economic Performance Driver is the product of the Performance Percentage times the applicable weighting factor as listed in Appendix A (“Payout Percentage for each Economic Performance Driver”).  However, for application of the Safety Economic Performance Driver, the maximum potential payout will be 100% for the Total Reportable Injury Frequency Rate subset of the Safety Economic Performance Driver, rather than 200%, in the event of any fatality during the calendar year for which the Corporate Performance Bonus is being calculated, unless otherwise approved by the Leadership Development and Compensation Committee.

(c)       Calculating the Aggregate Payout Percentage.  The Aggregate Payout Percentage is the sum of the Payout Percentages for each Performance Factor.

3.5       Determination of Target Performance Level.  An Employee’s Target Performance Level is determined by the Employee’s Pay Grade pursuant to the table in Appendix B.

3.6       Determination of the Corporate Performance Bonus.  The Corporate Performance Bonus for each eligible Employee is the product of the Aggregate Payout Percentage, times the Employee’s Target Performance Level, times the Employee’s Bonus Eligible Earnings.

3.7       Terminated Eligible Employees.  Terminated Eligible Employees shall be eligible to receive a Corporate Performance Bonus.  This bonus will be calculated according to Section III of this program, and pro-rated for the portion of the calendar year that Employee maintained employment with a Participating Employer.

3.8       Adjustments.  The Leadership Development and Compensation Committee may adjust the Performance Percentage or any measure or otherwise increase or decrease the Corporate Performance Bonus otherwise payable in order to reflect changed circumstances or such other matters as the Leadership Development and Compensation Committee deems appropriate.

3.9       Pay Grade.  If an eligible Employee was in more than one Pay Grade during the calendar year, the bonus payable to such eligible Employee shall be calculated on a pro‑rata basis in accordance with the amount of time spent by such eligible Employee in each Pay Grade during the calendar year.

4.0       Time and Method of Payment.  Any bonus payable under this program shall be payable to each eligible Employee in cash as soon as practicable following approval of bonuses by the Leadership Development and Compensation Committee.All payments and the timing of such payments shall be made in accordance with practices and procedures established by the Participating Employer.  Payment under this program will be made no later than the 15th day of the third month following the calendar year in which an Employee’s right to payment is no longer subject to a substantial risk of forfeiture.  Notwithstanding the foregoing, in the event an Employee failed to complete any required ethics training or failed to comply with acknowledgement of any Code of Conduct of Newmont Mining or any Affiliated Entity, Newmont Mining may withhold payment under this program unless or until such Employee complies.

4.1       Withholding Taxes.  All bonuses payable hereunder shall be subject to the withholding of such amounts as Newmont Mining or a Participating Employer may determine is required to be withheld pursuant to any applicable federal, state, local or foreign law or regulation.

SECTION V-CHANGE OF CONTROL

5.1       In General.  In the event of a Change of Control, each eligible Employee employed at the time of the Change of Control shall become entitled to the payment of a Corporate Performance Bonus in accordance with the provisions of this section.

5.2       Calculation of Bonuses.  Upon a Change of Control, each eligible Employee employed as of the date of the Change of Control, shall become entitled to the payment of a target annual Corporate Performance Bonus if a Change of Control occurs between September 1 and December 31.  If a Change of Control occurs between January 1 and August 31 each eligible

Employee employed as of the date of the Change of Control, shall become entitled to the payment of  a target pro-rated Corporate Performance Bonus.

5.3       Payment of Bonuses.  The bonuses payable in accordance with the provisions of this section shall be calculated and paid as soon as practicable following the date of the Change of Control.  Such payments shall be subject to the withholding of such amounts as Newmont Mining or a Participating Employer may determine is required to be withheld pursuant to any applicable federal, state or local law or regulation.  Upon the completion of such payments, eligible Employees shall have no further right to the payment of any bonus hereunder (other than any bonus payable hereunder with respect to a previous calendar year that has not yet been paid).  Payment of a bonus under this section along with any personal bonus payable in the event of a Change of Control under the Newmont Senior Executive Compensation Program shall fully satisfy Section 3.02(a)(i)(B) of the 2012 Executive Change of Control Plan of Newmont and Section 3.02(a)(i)(B) of the Executive Change of Control Plan of Newmont and no further payments under Section 3.02(a)(i)(B) 2012 Executive Change of Control Plan or 3.02(a)(i)(B) of the Executive Change of Control Plan of Newmont shall be due.

SECTION VI-GENERAL PROVISIONS

6.1       Amount Payable Upon Death of Employee.  If an eligible Employee who is entitled to payment hereunder dies after becoming eligible for payment but before receiving full payment of the amount due, or if an eligible Employee dies and becomes a Terminated Eligible Employee, all amounts due shall be paid as soon as practicable after the death of the eligible Employee, in a cash lump sum, to the beneficiary or beneficiaries designated by the eligible Employee to receive life insurance proceeds under Group Life and Accidental Death & Dismemberment Plan of Newmont USA Limited (or a successor plan) or a similar plan of a Participating Employer. In the absence of an effective beneficiary designation under said plan, any amount payable hereunder following the death of an eligible Employee shall be paid to the eligible Employee’s estate.

6.2       Right of Offset.  To the extent permitted by applicable law, Newmont Mining or a Participating Employer may, in its sole discretion, apply any bonus payments otherwise due and payable under this program against any eligible Employee or Terminated Eligible Employee loans outstanding to Newmont Mining, an Affiliated Entity, or Participating Employer, or other debts of the eligible Employee or Terminated Eligible Employee to Newmont Mining, an Affiliated Entity, or Participating Employer.  By accepting payments under this program, the eligible Employee consents to the reduction of any compensation paid to the eligible Employee by Newmont Mining, an Affiliated Entity, or Participating Employer to the extent the eligible Employee receives an overpayment from this program.

6.3       Termination.  The Board may at any time amend, modify, suspend or terminate this program.

6.4       Payments Due Minors or Incapacitated Persons.  If any person entitled to a payment under this program is a minor, or if the Leadership Development and Compensation

Committee or its delegate determines that any such person is incapacitated by reason of physical or mental disability, whether or not legally adjudicated as incompetent, the Leadership Development and Compensation Committee or its delegate shall have the power to cause the payment becoming due to such person to be made to another for his or her benefit, without responsibility of the Leadership Development and Compensation Committee or its delegate, Newmont Mining, or any other person or entity to see to the application of such payment. Payments made pursuant to such power shall operate as a complete discharge of the Leadership Development and Compensation Committee, this program, Newmont Mining, and Affiliated Entity or Participating Employer.

6.5       Severability.  If any section, subsection or specific provision is found to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this program, and this program shall be construed and enforced as if such illegal and invalid provision had never been set forth in this program.

6.6       No Right to Employment.  The establishment of this program shall not be deemed to confer upon any person any legal right to be employed by, or to be retained in the employ of, Newmont Mining, any Affiliated Entity, any Participating Employer, or to give any Employee or any person any right to receive any payment whatsoever, except as provided under this program.  All Employees shall remain subject to discharge from employment to the same extent as if this program had never been adopted.

6.7       Transferability.  Any bonus payable hereunder is personal to the Eligible Employee or Terminated Eligible Employee and may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of except by will or by the laws of descent and distribution.

6.8       Successors.  This program shall be binding upon and inure to the benefit of Newmont Mining, the Participating Employers and the eligible Employees and Terminated Eligible Employees and their respective heirs, representatives and successors.

6.9       Governing Law.  This program and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of Colorado, unless superseded by federal law.

6.10       Reimbursement.  The Leadership Development and Compensation Committee, to the full extent permitted by governing law, shall have the discretion to require reimbursement of any portion of the Corporate Performance Bonus previously paid to an eligible Employee pursuant to the terms of this compensation program if: a) the amount of such Corporate Performance Bonus was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement, and b) the amount of such Corporate Performance Bonus that would have been awarded to the eligible Employee had the financial results been reported as in the restatement would have been lower than the Corporate Performance Bonus actually awarded.  Additionally, the Leadership Development and Compensation Committee, to the full extent permitted by governing law, shall have the discretion to require reimbursement of any portion of a Corporate Performance Bonus previously paid to an eligible Employee pursuant to the terms of this compensation program if the eligible Employee is terminated for cause as defined in the Executive Change of Control Plan of Newmont.

6.11       Section 409A.  It is the intention of Newmont Mining that payments under this compensation program comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and Newmont Mining shall have complete discretion to interpret and construe this program and any related plan or agreement in any manner that establishes an exemption from (or compliance with) the requirements of Code Section 409A.  If for any reason, such as imprecision in drafting, any provision of this program and/or any such plan or agreement does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Code Section 409A and shall be interpreted by Newmont Mining in a manner consistent with such intent, as determined in the discretion of Newmont Mining.  None of Newmont Mining nor any other Participating Employer shall be liable to any eligible Employee or any other person (i) if any provisions of this program do not satisfy an exemption from, or the conditions of, Code Section 409A, or (ii) as to any tax consequence expected, but not realized, by any eligible Employee or other person due to the any payment under this program.

APPENDIX A

Payout Percentage for each Economic Performance Driver

Safety	Reserve and Resource Additions (50% gold reserves and 50% resource)	Total Cash Sustaining Costs	EBITDA	Project Cost and Execution	Sustainability
20%	5%	30%	30%	10%	5%

APPENDIX B

Target AICP Corporate Performance Bonus

Grade	Percentage of Base Salary
E‑1	105%
E‑2	-
E-3 Range (based on executive role)	60% - 88%
E‑4 (excluding Regional Senior Vice Presidents of operating sites)	53%
E‑5	30%